EXHIBIT 11


                   TALLEY INDUSTRIES, INC. AND SUBSIDIARIES
                      Computation of Earnings Per Common
                         and Common Equivalent Share
                    (thousands, except per share amounts)


                                       THREE MONTHS ENDED MARCH 31,
                                  -----------------------------------
                                       1 9 9 6            1 9 9 5
                                  -----------------  ----------------
                                            Fully              Fully
                                  Primary  Diluted   Primary  Diluted
                                  -------  -------   -------  -------
  Earnings (loss) before
    extraordinary gain            $ 1,916  $ 1,916   $(3,887) $(3,887)

  Preferred stock dividend           (473)    (405)        -        -
                                  -------  -------   -------  -------
  Earnings (loss) before
    extraordinary gain              1,443    1,511    (3,887)  (3,887)
  Extraordinary gain                    -        -     7,261    7,261
                                  -------  -------   -------  -------
                                    1,443    1,511     3,374    3,374
  Assumed value of common shares
    issued to induce conversion of
    Series D Preferred stock       (4,639)  (4,639)        -        -
                                  -------  -------   -------  -------
      Net earnings (loss) for
       computation                $(3,196) $(3,128)  $ 3,374  $ 3,374
                                  =======  =======   =======  =======

  Average common shares
    outstanding during period      10,996   11,960    10,048   10,048

  Common stock equivalents:
    Convertible preferred stock         -        -     3,302    3,302
    Stock options                       -        -       332      369
    Shares issuable in connection
      with acquired company             -        -       323      323
                                  -------  -------   -------  -------
  Shares for computation           10,996   11,960    14,005   14,042
                                  =======  =======   =======  =======

  Earnings (loss) per share:

    Before extraordinary gain      $  .13   $  .13    $ (.28)  $ (.28)
    Extraordinary gain                  -        -       .52      .52
                                   ------   ------    ------   ------
    Net earnings before consideration
      for induced conversion of
      preferred stock                 .13      .13       .24      .24

    Assumed value of conversion
      inducement                     (.42)    (.39)        -        -
                                   ------   ------    ------   ------
        Net earnings (loss) per    $ (.29)  $ (.26)   $  .24   $  .24
          common share             ======   ======    ======   ======